                                                                     EXHIBIT 4.1
                                                                     -----------

                          PURCHASE AND LOAN AGREEMENT
                          ---------------------------

               THIS PURCHASE AND LOAN AGREEMENT (the "Agreement") is entered into between SANYO DENKI CO., LTD., a company incorporated under laws of Japan ("Sanyo Denki"), and ROBBINS & MYERS, INC., a company incorporated under the laws of the State of Ohio of the United States of America (the "Company"), this 25th day of May, 1989.

               IN CONSIDERATION OF THE REPRESENTATIONS, WARRANTIES, AND PROMISES HEREINAFTER SET FORTH, SANYO DENKI AND THE COMPANY AGREE AS FOLLOWS:


                                   ARTICLE I

                                 SALE OF SHARES

               Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined herein), the Company shall sell and deliver to Sanyo Denki, and Sanyo Denki shall purchase and accept from the Company, 100,000 Common Shares, without par value, of the Company (the "Shares"). The purchase price of the Shares to be paid by Sanyo Denki to the Company at the Closing shall be $3,000,000 U.S. Dollars in cash (the "Purchase Price").


                                   ARTICLE II

                                      LOAN

               Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Sanyo Denki shall lend to the Company, and the Company shall borrow from Sanyo Denki, $1,000,000 U.S. Dollars (the "Loan"). The Loan shall be evidenced by the Company's promissory note, dated as of the Closing, in the principal amount of $1,000,000 U.S. Dollars (the "Note"). The principal amount of the Note shall bear interest at the rate of three percent (3%) per annum, payable semi-annually on May 31 and November 30 of each year. The entire principal amount of the Note shall be due and payable in full on May 31, 1994. The Company may at any time and from time to time prepay any part or all of the principal amount of the Note, together with accrued interest on the amount being prepaid, without penalty. A copy of the form of Note to be executed and delivered by the Company to Sanyo Denki at the Closing is attached hereto as EXHIBIT A.


                                  ARTICLE III

                                  THE CLOSING

               SECTION 3.1. TIME, DATE, AND PLACE OF CLOSING. The closing of the transactions provided for in this Agreement (the "Closing") shall take place at 6:30 p.m., local time, on May 25th, 1989, at the corporate offices of the Company in Dayton, Ohio, or at such other time, date, and place as the parties hereto shall mutually agree upon, but in no event later than May 25, 1989.

               SECTION 3.2. DELIVERIES BY OR ON BEHALF OF THE COMPANY. At the Closing, the Company shall deliver the following to Sanyo Denki:

               (a) A certificate for the Shares, dated as of the Closing and registered in the name of "Sanyo Denki Co., Ltd."; and

               (b) The Note, dated as of the Closing and issued in the name of "Sanyo Denki Co., Ltd."

               SECTION 3.3. DELIVERIES BY OR ON BEHALF OF SANYO DENKI. At the Closing, Sanyo Denki shall deliver the following to the Company:

               (a) The $3,000,000 Purchase Price of the Shares shall be paid to the Company by wire transfer, in immediately available funds, to such account at such bank as the Company shall designate in writing to Sanyo Denki; and

               (b) The $1,000,000 in funds to be loaned to the Company shall be transferred to the Company by wire transfer, in immediately available funds, to such account at such bank as the Company shall designate in writing to Sanyo Denki.

               SECTION 3.4. SHAREHOLDER AGREEMENT. At the Closing, the Company and Sanyo Denki shall each execute and deliver to the other a copy of the Shareholder Agreement, substantially in the form attached hereto as EXHIBIT B.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               SECTION 4.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate authority and power to own, operate and lease its properties and to carry on its business as now being conducted. The copies of the Articles of Incorporation and Code of Regulations, certified by the Secretary of the Company, which have been delivered by the Company to Sanyo Denki, are true, complete and accurate as of the date hereof.

               SECTION 4.2. AUTHORIZED CAPITAL SHARES. The authorized capital shares of the Company consist of 10,000,000 Common Shares, without par value, of which 31,838 shares are held in the Company's treasury and 2,386,209 shares are issued and outstanding as of the date of this Agreement. Except for options to purchase 138,147 Common Shares of the Company outstanding under the Company's employee or director compensation plans, there are no outstanding options, warrants or rights to purchase Common Shares of the Company or securities convertible into Common Shares of the Company.

               SECTION 4.3. AUTHORIZATION. The Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and have been approved by the Board of Directors of the Company. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms except that such enforceability may be subject to bankruptcy, insolvency, receivership or other similar laws relating to creditors' rights.

               SECTION 4.4. GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental or public unit, agency, or authority is required under the laws of the United States, or any state thereof, in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations under this Agreement.

               SECTION 4.5. AUTHORIZATION, ISSUANCE AND VALIDITY OF THE SHARES. The Shares to be issued pursuant to this Agreement will be out of the authorized and unissued Common Shares of the Company. The Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable outstanding Common Shares of the Company.

               SECTION 4.6. USE OF PROCEEDS. The Company intends to use the proceeds of the Loan and the proceeds received in connection with the sale of the Shares for general corporate purposes, principally capital expenditures and working capital.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF SANYO DENKI

               SECTION 5.1. ORGANIZATION AND GOOD STANDING. Sanyo Denki is a corporation duly organized, validly existing and in good standing under the laws of Japan.

               SECTION 5.2. AUTHORIZATION. Sanyo Denki has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sanyo Denki and have been approved by the Board of Directors of Sanyo Denki. This Agreement has been duly authorized, executed and delivered by Sanyo Denki and constitutes the legal, valid and binding obligation of Sanyo Denki enforceable in accordance with its terms except that such enforceability may be subject to bankruptcy, insolvency, receivership or other similar laws relating to creditors' rights.

               SECTION 5.3. GOVERNMENTAL APPROVAL. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or public unit, agency, or authority is required under the laws of Japan, or any political subdivision thereof, in connection with the execution and delivery of this Agreement by Sanyo Denki or the performance by Sanyo Denki of its obligations hereunder, except for the issuance of an authorized notification from the Minister of Finance of Japan pursuant to Articles 16 and 22 of the Japanese Foreign Exchange and Foreign Trade Control Act, relating to capital transactions by a Japanese company, which notification Sanyo Denki has applied for and expects to obtain.


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF SANYO DENKI

               The obligations of Sanyo Denki to complete the transactions provided for in this Agreement are subject to satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sanyo Denki:

               SECTION 6.1. CONTINUING WARRANTIES; PERFORMANCE. The representations and warranties of the Company in this Agreement or in any Exhibit to this Agreement or in any document delivered in connection with this Agreement shall be true in all material respects as of the date when made and as of the date of the Closing. The Company shall have performed in all material respects each of the obligations and agreements hereunder to be performed by the Company.

               SECTION 6.2. SHAREHOLDER AGREEMENT. At the Closing, Sanyo Denki shall have received a copy of the Shareholder Agreement, executed by the Company in substantially in the form as attached hereto as EXHIBIT B.


                                  ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

               The obligations of the Company to complete the transactions provided for in this Agreement are subject to satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Company:

               SECTION 7.1. CONTINUING WARRANTIES; PERFORMANCE. The representations and warranties of Sanyo Denki in this Agreement or in any Exhibit to this Agreement or in any document delivered in connection with this Agreement shall be true in all material respects as of the date when made and as of the date of the Closing. Sanyo Denki shall have performed in all material respects each of the obligations and agreements hereunder to be performed by Sanyo Denki.

               SECTION 7.2. GOVERNMENTAL APPROVALS. Sanyo Denki shall have obtained the authorized notification from the Minister of Finance of Japan referred in Section 5.3.

               SECTION 7.3. SHAREHOLDER AGREEMENT. At the Closing, the Company shall have received a copy of the Shareholder Agreement, executed by Sanyo Denki, substantially in the form attached hereto as EXHIBIT B.


                                  ARTICLE VIII

                 SECURITIES LAW MATTERS AND REGISTRATION RIGHTS

               SECTION 8.1. INFORMATION FURNISHED TO SANYO DENKI. Sanyo Denki hereby represents and warrants to the Company that it has received copies of the following documents: (a) the Articles of Incorporation and Code of Regulations of the Company; (b) the Company's 1988 Annual Report to Shareholders; (c) the Company's Annual Report on Form 10-K for the year ended August 31, 1988; and (d) the Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1988 and February 28, 1989.

               SECTION 8.2. OPPORTUNITY TO RECEIVE ADDITIONAL INFORMATION. In connection with its purchase of the Shares and its acquisition of the Note, Sanyo Denki represents and warrants to the Company that it has met personally with an officer and other representatives of the Company and has had the opportunity to ask questions and receive answers about the business, financial condition and prospects of the Company and has been provided the opportunity to receive additional information to verify the accuracy of any information furnished to it.

               SECTION 8.3. RESTRICTIONS ON RESALE. Sanyo Denki represents, warrants, and agrees with the Company as follows:

               (a) Sanyo Denki is acquiring the Shares and Note for its own account, not with a view to any resale or distribution thereof in such manner as would constitute Sanyo Denki as an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 (the "1933 Act"), and that it will not make any sale, transfer or other disposition of the Shares or Note in violation of the 1933 Act or the securities laws of any state of the United States;

               (b) Sanyo Denki acknowledges that it understands that the sale of the Shares and the issuance of the Note have not been registered under the 1933 Act on the basis that the sale of the Shares and the issuance of the Note pursuant to this Agreement are exempt from registration under Section 4(2) of the 1933 Act as not involving any public offering of the Shares and Note;

               (c) Sanyo Denki agrees that the Company may refuse to permit it to sell the Shares or Note unless there is in effect a registration statement under the 1933 Act covering such transfer or Sanyo Denki furnishes to the Company an opinion of counsel, satisfactory to counsel for the Company, that such registration is not required;

               (d) Sanyo Denki understands and agrees that stop transfer instructions will be noted on the records of the transfer agent for the Common Shares of the Company and that there will be placed on the certificate for the Shares, a legend stating substantially as follows:

               "The shares evidenced by this certificate have been acquired for the account of the registered holder and have not been registered under the Securities Act of 1933 (the "1933 Act") in reliance on the exemption contained in Section 4(2) of the 1933 Act. These shares may not be sold or transferred except in transactions exempt from registration under the 1933 Act or pursuant to an effective registration statement thereunder. The sale, transfer or other disposition of these shares is restricted pursuant to the provisions of a Purchase and Loan Agreement and a Shareholder Agreement, dated May 25, 1989 copies of which may be examined at the offices of the Company."

               (e) Sanyo Denki understands and agrees that the Note to be issued to it at the Closing will contain a legend restricting transfer and reference is made to the form of Note attached hereto as EXHIBIT A for the wording of the legend.

               SECTION 8.4. REGISTRATION RIGHTS. In the event Sanyo Denki determines to sell any of the Shares in an open market transaction and the Company does not exercise its right under the Shareholder Agreement to purchase the Shares proposed to be sold, then Sanyo Denki shall be entitled to request the Company, in accordance with the terms of the Share Registration Provisions, attached hereto as EXHIBIT C, to undertake to register the Shares under the 1933 Act, all as set forth and to the extent described in the Share Registration Provisions.


                                   ARTICLE IX

                                 MISCELLANEOUS

               SECTION 9.1. COVENANTS TO SURVIVE AND BIND. All covenants, agreements, representations and warranties made herein or in any agreement delivered in connection with the Closing of this Agreement by or on behalf of the Company to Sanyo Denki, or by Sanyo Denki to the Company, shall bind and accrue to the benefit, as the case may be, of each of them, respectively, and their assigns and successors, and such covenants, agreements, representations and warranties shall survive the execution and delivery of this Agreement and the completion of the Closing.

               SECTION 9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed by registered or certified mail, postage prepaid, to the address indicated below or sent by telefax transmission to the number set forth below (or to such other address or telefax number as any of the same may have heretofore substituted therefor by written notification to the other party hereto):

               If to Sanyo Denki, to:

                          Shinjiro Yokozawa, President
                          Sanyo Denki Co., Ltd.
                          15-1, Kita Ohtsuka, 1-chome
                          Toshima-Ku
                          Tokyo 170
                          Japan
                          Via telefax: 011-813-917-0643

               If to the Company, to:

                          Daniel W. Duval, President
                          Robbins & Myers, Inc.
                          1400 Kettering Tower
                          Dayton, Ohio 45423
                          Via telefax: 001-1-513-225-3314

               With a copy to:

                          Joseph M. Rigot, Esq.
                          Thompson, Hine and Flory
                          2000 Courthouse Plaza, N.E.
                          Dayton, Ohio 45402
                          Via telefax: 001-1-513-443-6637

               SECTION 9.3. COUNTERPARTS. For the convenience of the parties, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument.

               SECTION 9.4. CERTAIN REFERENCES. All references to "Article", "Section", and "Exhibit" mean an Article or Section of this Agreement or an Exhibit to this Agreement, as the case may be.

               SECTION 9.5. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Ohio without giving effect to the principles of conflict of laws.

               SECTION 9.6. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the within subject matter and terminate and supersede all previous agreements, whether written or oral, relating to the same subject matter.

               IN WITNESS WHEREOF, the Company and Sanyo Denki have caused this Agreement to be duly executed as of the day and year first above written.

                             SANYO DENKI CO., LTD.


                             By________________________________
                               Shinjiro Yokozawa
                               President and Chief
                               Executive Officer

                             ROBBINS & MYERS, INC.


                             By_______________________________
                               Daniel W. Duval
                               President and Chief
                               Executive Officer

                            EXHIBIT A - FORM OF NOTE
                            ------------------------

                                PROMISSORY NOTE

$1,000,000 U.S.                                                Due May 31, 1994
Issue Date: May 25, 1989

               ROBBINS & MYERS, INC. an Ohio Corporation (the "Company"), with an office at 1400 Kettering Tower, Dayton, Ohio 45423, promises to pay to the order of SANYO DENKI CO. LTD., a Japanese Company, at 15-1, Kita Ohtsuka, 1-Chome, Toshima-Ku, Tokyo 170, Japan or at such other place as the holder hereof may from time to time designate, the principal amount of ONE MILLION U.S. DOLLARS ($1,000,000 U.S.), with interest on the unpaid balance at the rate of three percent (3%) per annum. Interest only shall be payable semi-annually on November 30 and May 31 of each year, commencing November 30, 1989, until the principal amount of this Note is paid in full. The entire principal amount of this Note shall be due and payable on May 31, 1994.

               Prepayment of any amount of the principal amount of this Note, together with accrued interest on the amount being prepaid, shall be allowed at any time without penalty.

               The occurrence of any of the following events shall be deemed to constitute a default (an "Event of Default") under this Note:

               (1) If the Company shall fail to pay all or any part of the principal or interest on this Note as the same shall become due and any such failure shall continue for a period of five (5) days;

               (2) If the Company shall become insolvent or suspend business or shall file a voluntary petition in bankruptcy or shall file an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, any involuntary petition pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction, or if entry of an order for relief in bankruptcy is made against the Company on its application, or the Company makes an assignment for the benefit of creditors or fails or admits failure to generally pay its debts as such debts become due, or the Company applies for or consents to the appointment of any receiver, custodian or trustee of all, or a substantial part of the property of the Company;

               (3) If an order shall be entered (without the application, approval or consent of the Company) and shall not be dismissed or stayed within thirty (30) days from its entry, pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction (a) approving an involuntary petition seeking reorganization of the Company; or (b) approving an involuntary petition seeking an arrangement with creditors of the Company; or (c) appointing any receiver, custodian, or trustee of all, or a substantial part of, the property of the Company; or

               (4) If the Company defaults in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto, or in performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to cause or permit the holder or holders of such obligation to cause such obligation to become due prior to its stated maturity.

               If one or more Events of Default referred to in the preceding paragraph shall occur and such Event of Default is not corrected within ten days after the holder hereof shall have given written notice of such Event of Default to the Company, then the entire principal amount of this Note, together with accrued interest, shall at once become due and payable at the option of the Holder.

               Presentment, protest, notice, notice of dishonor, demand for payment and notice of protest are hereby waived.

THIS NOTE HAS BEEN ACQUIRED FOR THE ACCOUNT OF SANYO DENKI CO., LTD. AND THE ISSUANCE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OF THE LAWS OF THE UNITED STATES OF AMERICA (THE "1933 ACT") IN RELIANCE ON THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE 1933 ACT FOR TRANSACTIONS NOT INVOLVING A PUBLIC OFFERING. THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, ACCEPTABLE TO COUNSEL FOR THE COMPANY, THAT THE TRANSFER OF THE NOTE IS EXEMPT FROM REGISTRATION UNDER THE 1933 ACT.

               IN WITNESS WHEREOF, the Company has executed this Note this 25th day of May, 1989 at Dayton, Ohio.

                             ROBBINS & MYERS, INC.


                             __________________________________
                             Daniel W. Duval
                             President and Chief
                             Executive Officer

                   EXHIBIT B - FORM OF SHAREHOLDER AGREEMENT
                   -----------------------------------------

                             SHAREHOLDER AGREEMENT

               THIS SHAREHOLDER AGREEMENT is entered into between SANYO DENKI CO., LTD., a company incorporated under laws of Japan ("Sanyo Denki"), and ROBBINS & MYERS, INC., a company incorporated under the laws of the State of Ohio of the United States of America (the "Company"), this 25th day of May, 1989 under the following circumstances:

               A. Pursuant to a Purchase and Loan Agreement between the Company and Sanyo Denki, dated May 25, 1989 (the "Purchase Agreement"), the Company is concurrently herewith selling 100,000 of its Common Shares, without par value, to Sanyo Denki; and

               B. In the Purchase Agreement, the Company and Sanyo Denki have agreed to enter into this Agreement;

               NOW, THEREFORE, IN CONSIDERATION OF THE REPRESENTATIONS, WARRANTIES AND PROMISES SET FORTH IN THE PURCHASE AGREEMENT AND THIS AGREEMENT, THE COMPANY AND SANYO DENKI AGREE AS FOLLOWS:

                                   ARTICLE I

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               SECTION 1.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

               SECTION 1.2. AUTHORIZATION. The Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and have been approved by the Board of Directors of the Company. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except (i) that such enforceability may be subject to bankruptcy, insolvency, receivership or similar laws relating to creditors' rights now or hereafter in effect and (ii) that the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SANYO DENKI

               SECTION 2.1. ORGANIZATION AND GOOD STANDING. Sanyo Denki is a corporation duly organized, validly existing and in good standing under the laws of Japan.

               SECTION 2.2. AUTHORIZATION. Sanyo Denki has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sanyo Denki and have been approved by the Board of Directors of Sanyo Denki. This Agreement has been duly authorized, executed and delivered by Sanyo Denki and constitutes the legal, valid and binding obligation of Sanyo Denki enforceable in accordance with its terms, except (i) that such enforceability may be subject to bankruptcy, insolvency, receivership or similar laws relating to creditors' rights now or hereafter in effect and (ii) that the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

               SECTION 2.3. OWNERSHIP OF SHARES. Sanyo Denki does not own any Common Shares of the Company or any rights to acquire Common Shares of the Company other than the 100,000 Common Shares it is acquiring pursuant to the Purchase Agreement. Such 100,000 Common Shares are hereinafter referred to as the "Shares."

               SECTION 2.4. MEETINGS OF SHAREHOLDERS. Sanyo Denki agrees that it will take such action as may be necessary to cause the Shares to be represented at any meeting of shareholders of the Company, either in person or by proxy, so that the Shares may be counted for purposes of determining the presence of a quorum at any such meeting.


                                  ARTICLE III

                 RESTRICTIONS ON CERTAIN ACTIONS BY SANYO DENKI

               Sanyo Denki agrees that throughout the term of this Agreement it will not, nor will it permit any entity which it controls, directly or indirectly, without the prior written consent of the Company duly authorized by a majority of the Company's Board of Directors, to:

               (a) acquire, directly or indirectly, by purchase or otherwise, any Common Shares of the Company or any other securities of the Company entitled to vote generally in the election of directors of the Company or securities convertible into such securities ("Voting Securities") if after such acquisition Sanyo Denki would beneficially own in the aggregate more than 100,000 Voting Securities of Company, provided, however, this
         Article III shall not prohibit Sanyo Denki from acquiring Voting Securities by way of stock splits or dividends or other distributions made available to holders of Voting Securities generally;

               (b) "solicit" proxies with respect to Voting Securities under any circumstances or become a "participant" in any "election contest" relating to the election of directors of the Company, as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934;

               (c) deposit any Voting Securities in a voting trust or subject them to a voting agreement or other agreement of similar effect;

               (d) initiate, propose or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals at any time, or induce or attempt to induce any other person to initiate any shareholder proposal;

               (e) take any action to acquire or affect control of the Company or to encourage or assist any other person to do so; or

               (f) sell or otherwise dispose of any of the Voting Securities it owns, except as follows:

                             (i) as permitted under Section 5.5 of this Agreement; or

                             (ii) as a result of a merger or consolidation of Sanyo Denki in which Sanyo Denki is not the surviving entity and each entity that controls the surviving entity agrees to be bound by the provisions of this Agreement; or

                             (iii)   in accordance with the procedures at
               Article IV relating to the Company's right of first refusal.


                                   ARTICLE IV

                             RIGHT OF FIRST REFUSAL

               If, during the term of this Agreement, Sanyo Denki desires to sell any of the Voting Securities it owns other than as permitted under Section 5.5, the following provisions shall apply:

               (a) In the event that Sanyo Denki receives a bona fide offer from a third party to buy all or part of its Voting

Securities (an "Offer") or in the event that Sanyo Denki desires to sell all or part of its Voting Securities in the open market (a "Market Disposition Program"), Sanyo Denki shall transmit to the Company a written notice (the "Sanyo Denki Notice") setting forth:

                             (i)     if a sale pursuant to an Offer is
               proposed, as to each person to whom such sale is proposed to be made: (A) the name, address and principal business activity of such person; (B) the number of Voting Securities proposed to be sold to such person; (C) the manner in which the sale is proposed to be made; and (D) the price at which or other consideration for which, and the material terms upon which, such sale is proposed to be made, and stating that such person's Offer is, to the best knowledge of Sanyo Denki, bona fide; and

                            (ii) if sales pursuant to a Market Disposition Program are proposed: (A) the approximate date the sales are scheduled to commence, and (B) the amount of Voting Securities sought to be disposed of.

               (b) Upon receipt of the documents required to be furnished to it under subsection (a) proposing a sale or sales, the Company shall have an option to purchase, in the case of an Offer, all but not less than all, and, in the case of a Market Disposition Program, all or any part of, the Voting Securities proposed to be disposed of on the following terms and conditions:

                             (i) If the option arises pursuant to an Offer, the purchase price and terms for the purchase of the Voting Securities purchasable upon exercise of the option shall be the price and terms specified in the Sanyo Denki Notice; provided, however, that: (A) if the Offer is a tender offer, the price shall be the highest price paid by the successful tender offeror pursuant to the tender offer to any of the shareholders of the Company (it being understood that if the price offered in any tender offer is increased, either by the original tender offeror or a third party, after the Company has elected to exercise its option at a lower price, then the Company shall have the right to reexamine its decision and to elect not to exercise such option so long as notice of its election not to exercise is received by the Acquiror at least 24 hours prior to the expiration of the tender offer and (B) if the price so specified is payable in whole or in part in property (which term shall include the securities of any other issuer), the price allocable to such property shall be cash equal to the fair market value of such property on the date the Company receives said notice, as agreed upon within seven days after receipt thereof by the parties hereto or, if such parties are unable to agree, as determined by such investment banking firm as is mutually agreeable to both parties. In the event that the parties are unable to agree on an investment banking firm for the purposes of this subsection (i), each party shall name its own investment banking firm and such firms shall select a third investment banking firm to determine the value pursuant to this subsection (i). The costs and expenses of such third investment banking firm shall be borne equally by Sanyo Denki and the Company.

                            (ii) If the option arises pursuant to a Market Disposition Program, the purchase price for the purchase of the Voting Securities purchasable upon exercise of the option shall be the average of the closing sale prices for such Voting Securities in the principal market where such securities are traded for the 20 consecutive trading days preceding the day the Sanyo Denki Notice is sent to the Company.

                           (iii) If the Company desires to exercise the aforesaid option to purchase the Voting Securities proposed to be disposed of, the Company shall send a written notice (the "Company Notice") informing Sanyo Denki of such fact in time so that Sanyo Denki receives such notice within 45 days after the Sanyo Denki Notice is received by the Company but, in the case of a tender offer, in no event later than 24 hours prior to the expiration date of the tender offer.

                            (iv)     At the time the Company Notice is
               transmitted, there shall be deemed to be a binding agreement between Sanyo Denki and the Company concerning the sale on the price and the terms as provided for herein. If the Company delivers a Company Notice to Sanyo Denki, then on the thirtieth business day following Sanyo Denki's receipt of the Company Notice, Sanyo Denki will deliver to the Company certificates for the Voting Securities to be sold, duly endorsed for transfer or accompanied by a duly executed stock power, and the Company will deliver to Sanyo Denki the purchase price to be paid in accordance with the terms and conditions set forth in the Sanyo Denki Notice. All payments shall be made in the currency of the United States in immediately available funds.

                             (v)     The Company may assign its right to
               purchase the Voting Securities and may designate in the Company Notice any person or persons to take title to all or any part of the Voting Securities subject to such option, but this shall not relieve the Company of its obligation to pay the purchase price.

               (c) If the conditions prescribed in subsection (a) have been met in connection with a proposed sale of Voting Securities, and the Company has not elected to exercise the option arising under subsection (b) hereof, then Sanyo Denki shall be free to effect such sale under the following terms and conditions:

                             (i)     if a sale pursuant to an Offer was
               proposed, for a period of 90 days, but only to the person or persons specified in the Sanyo Denki Notice at the price (or for the consideration) and on the terms specified in said notice, and if such sale does not occur within such 90 days, the Voting Securities so proposed to be sold will continue to be subject to this Agreement to the same extent as if such sale pursuant to an Offer had not been proposed; and

                            (ii) if sales pursuant to a Market Disposition Program were proposed, Sanyo Denki shall be entitled to offer the Shares for sale in the open market for a period of six months.


                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

               SECTION 5.1. SPECIFIC ENFORCEMENT. The parties hereto acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the other in accordance with their specific terms or are otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to specifically enforce this Agreement and the terms and provisions thereof against the other in any action instituted in the United States District Court of the Southern District of Ohio, in addition to any other remedy to which such aggrieved party may be entitled at law or in equity. The Company and Sanyo Denki each consents to personal jurisdiction in any such action brought in the United States District Court for the Southern District of Ohio and to service of process upon it in the manner set forth in Section 5.7.

               SECTION 5.2. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the earliest to occur of the following:

               (a) at anytime that Sanyo Denki owns less than 1% of the Company's outstanding Voting Securities;

               (b) at the election of Sanyo Denki, exercisable upon delivery of written notice thereof to the Company, if the Company shall fail to comply with its obligations under this Agreement or the Purchase Agreement; or

               (c) at the election of the Company, exercisable upon delivery of written notice thereof to Sanyo Denki if Sanyo Denki shall fail to comply with any of its obligations under this Agreement or the Purchase Agreement.

               SECTION 5.3. MISCELLANEOUS. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               SECTION 5.4. EXPENSES. Except as otherwise provided herein, each party hereto shall pay its own expenses incurred in connection with this Agreement.

               SECTION 5.5. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors of the parties hereto. Except as otherwise provided herein, this Agreement shall not be assignable. Sanyo Denki shall have the right to transfer all or any of the Voting Securities owned by it to (i) any wholly-owned subsidiary or (ii) any corporation more than 50% of whose voting securities are owned by Sanyo Denki which corporation shall be reasonably acceptable to the Company; provided, however, that such subsidiary or corporation shall agree in advance in writing to be bound by all the terms of this Agreement.

               SECTION 5.6. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by the Company and Sanyo Denki which shall be authorized by all necessary corporate action of each party.

               SECTION 5.7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed by registered or certified mail, postage prepaid, to the address indicated below or sent by telefax transmission to the number set forth below (or to such other address or telefax number substituted therefor by written notification to the other party hereto):

               If to Sanyo Denki, to:

                          Shinjiro Yokozawa, President
                          Sanyo Denki Co., Ltd.
                          15-1, Kita Ohtsuka, 1-chome
                          Toshima-Ku
                          Tokyo 170
                          Japan
                          Via telefax: 011-813-917-0643

               If to the Company, to:

                          Daniel W. Duval, President
                          Robbins & Myers, Inc.
                          1400 Kettering Tower
                          Dayton, Ohio 45423
                          Via telefax: 001-1-513-225-3314

               With a copy to:

                          Joseph M. Rigot, Esq.
                          Thompson, Hine and Flory
                          2000 Courthouse Plaza, N.E.
                          Dayton, Ohio 45402
                          Via telefax: 001-1-513-443-6637

               SECTION 5.8. COUNTERPARTS. For the convenience of the parties, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument.

               SECTION 5.9. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Ohio without giving effect to the principles of conflict of laws.

               SECTION 5.10. ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the within subject matter and terminate and supersede all previous agreements, whether written or oral, relating to the same subject matter.

               IN WITNESS WHEREOF, the Company and Sanyo Denki have caused this Agreement to be duly executed as of the day and year first above written.

                             SANYO DENKI CO., LTD.


                             By_____________________________
                               Shinjiro Yokozawa
                               President and Chief
                               Executive Officer

                             ROBBINS & MYERS, INC.


                             By____________________________
                               Daniel W. Duval
                               President and Chief
                               Executive Officer

                                   EXHIBIT C

                         SHARE REGISTRATION PROVISIONS
                         -----------------------------

               All capitalized terms used herein and not defined herein, shall, unless the context otherwise requires, have the meanings set forth in the Purchase Agreement to which this Exhibit C is attached.

               SECTION 1. REGISTRATION RIGHTS. (a) At any time after November 30, 1989, Sanyo Denki shall be entitled to request the Company to register the Shares under the Securities Act of 1933 (the "1933 Act") in accordance with this Exhibit C provided Sanyo Denki shall have notified the Company pursuant to the Shareholder Agreement that it intends to offer the Shares for sale and the Company did not exercise its right under the Shareholder Agreement to acquire the Shares. Assuming the Company has not exercised its right to require the Shares pursuant to the Shareholder Agreement, upon written notice from Sanyo Denki that it desires to have the Shares registered under the 1933 Act, the Company shall prepare and file a registration statement on Form S-3 (or any equivalent successor form), if available for use by the Company under the then applicable rules and regulations promulgated under the 1933 Act, to register the Shares under the 1933 Act for offering and sale to the public by Sanyo Denki; provided that if Form S-3 (or such equivalent successor form) is not then available for use by the Company, then the Company shall prepare and file a registration statement on such form as may be used by it in order to register the Shares. The Company shall undertake to cause such registration statement to become effective as soon as practical after filing.

               (b) Subject to the provisions of this Section 1, the Company shall maintain the effectiveness of the registration statement filed pursuant to this Exhibit C until the offering of the Shares by Sanyo Denki pursuant to such registration statement is completed, withdrawn or terminated (but in no event longer than three years after the Closing), and during such time shall deliver such copies of the prospectus included in the registration statement as Sanyo Denki may reasonably request. At the end of three years after the Closing, or at such earlier time that Sanyo Denki informs the Company that the offering has been withdrawn, the Company may in its discretion withdraw the Shares from registration.

               (c) The Company has no obligation to enter into an underwriting or sales agency agreement with respect to the sale of the Shares by Sanyo Denki.

               SECTION 2. AGREEMENTS OF SANYO DENKI. In connection with the registration of the Shares, Sanyo Denki agrees to provide all such information and materials and take all such actions and execute all such documents as may be required in order to permit the Company to comply with all applicable requirements of the Securities and Exchange Commission (the "Commission") and all other applicable laws or regulations and to obtain acceleration of the effective date of the registration statement.

               SECTION 3. AGREEMENTS OF THE COMPANY. The Company agrees that it shall use its best efforts to have any registration statement filed pursuant to this Exhibit C declared effective as promptly as practicable and advise Sanyo Denki of the progress of such filing and of any review thereof undertaken by the Commission and promptly notify Sanyo Denki when such registration statement becomes effective.

               SECTION 4. COSTS AND EXPENSES. The Company shall bear the entire cost and expense of any registration made pursuant to Section 1 of this Exhibit C, including all registration and filing fees, the fees and expenses of the Company's counsel and its independent accountants and all other out-of-pocket expenses of the Company incident to the preparation and filing under the 1933 Act of the registration statement. The Company shall not be liable or responsible for the following fees: (i) the fees and expenses of counsel and accountants for Sanyo Denki and (ii) all underwriting discounts and commissions and transfer taxes, if any, attributable to the Shares. All such fees and expenses not paid by the Company shall be paid by Sanyo Denki.


                     ______________________________________





                                      C-2